UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Materials Pursuant to Section 240.14a-12

CAREMARK RX, INC.
(Name of Registrant as Specified in its Charter)

EXPRESS SCRIPTS, INC.
KEW CORP.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March  9, 2007

Dear Caremark Stockholder:

As you know, Caremark’s March 16th special meeting of stockholders to vote on the CVS merger proposal is fast approaching. Given the importance of the vote, it is logical that the Caremark Board of Directors should be doing everything in its power to ensure that its stockholders have the opportunity to receive the highest value for their shares. Instead, the Caremark Board continues to ignore the Express Scripts offer — one that is strategically and financially superior to the proposed acquisition of Caremark by CVS.

By voting “AGAINST” the CVS merger proposal you can send a message to the Caremark Board that it is time to level the playing field, sit down with Express Scripts and ensure that you, as a Caremark stockholder, realize maximum value for your Caremark shares. We and our advisors remain ready to meet with Caremark and its advisors to discuss our offer and to begin confirmatory due diligence immediately, a process that, with Caremark’s cooperation, we should be able to complete very quickly. As we have informed the Caremark directors, if we were able to identify additional value during due diligence, including if we determine that there are greater net synergies beyond what we have reflected in our analysis thus far, it could result in an increase to our offer price. By repeatedly refusing to engage in a conversation with Express Scripts, it is clear to us that the Caremark Board has not acted in your best interests.

PROTECT YOUR RIGHT TO RECEIVE
SUPERIOR VALUE FOR YOUR CAREMARK SHARES

VOTE “AGAINST” THE PROPOSED CVS MERGER

We firmly believe that you will see greater benefits through a combination with Express Scripts — a combination that is predicated on a model with a proven strategic rationale. Horizontal PBM transactions, like the proposed Express Scripts-Caremark combination, result in value creation on average of 89%. By contrast, vertical integrations involving a PBM have historically resulted in value destruction on average of 36%.

Our offer provides you with superior currency — ownership in a high growth Express Scripts stock — while the CVS proposal offers you currency in a lower growth stock. Express Scripts has significantly outperformed CVS over the last 10 years, with total stockholder returns of 1531% to 315%, respectively. In addition, Express Scripts is offering you greater certainty of value provided by the significantly greater cash portion of our offer as compared to the CVS proposal. In addition, we have recently announced that we have increased our offer to include a cash “ticking fee” which is intended to compensate Caremark stockholders for any additional time it takes for Express Scripts to obtain regulatory approval for the transaction.

We are confident that an Express Scripts-Caremark combination will deliver superior value to the companies’ respective stockholders, plan sponsors and patients. We remain committed to effecting a combination of Express Scripts and Caremark and we also remain steadfast that we can close the transaction no later than the third quarter of 2007.

For more information on our offer, please refer to the Express Scripts prospectus/offer to purchase filed on Form S-4 with the Securities and Exchange Commission and a brief summary of our offer in the attached proxy supplement. If you would like to obtain free of charge copies of our prospectus/offer to exchange, the definitive proxy statement to which this supplement relates or any other related document filed with the Securities and Exchange Commission, please refer to the attached proxy supplement in which we have provided instructions as to how you may do so.

As a Caremark stockholder, we remind you that your vote is important, no matter how many, or how few, shares you own. Send a clear message to Caremark’s Board that as an owner of the Company you demand that they act in your best interest.

Please note that enclosed is a duplicate GOLD Proxy Card; however the GOLD Proxy Cards that accompanied our original proxy statement “AGAINST” the Caremark Board’s proposal to adopt the plan of merger and our other mailings will remain valid.

We urge you to VOTE the GOLD Proxy Card TODAY “AGAINST” the Caremark Board’s proposal to adopt the plan of merger with CVS.

Sincerely,

George Paz
President, Chief Executive Officer
and Chairman of the Board

If you have any questions or need assistance in voting the GOLD proxy card AGAINST the proposed Caremark/CVS merger, please contact our proxy advisor MacKenzie Partners at (800) 322-2885.

SPECIAL MEETING OF THE STOCKHOLDERS
OF
CAREMARK RX, INC.

SUPPLEMENT TO PROXY STATEMENT
OF
EXPRESS SCRIPTS, INC.
AND KEW CORP.

SOLICITATION OF PROXIES IN OPPOSITION TO THE PROPOSED MERGER OF
CAREMARK RX, INC. AND CVS CORPORATION

This is a supplement to the proxy statement of Express Scripts, Inc., a Delaware corporation (“Express Scripts”), and KEW Corp., a Delaware corporation and wholly-owned subsidiary of Express Scripts (“KEW”) (for convenience purposes, throughout this supplement, we sometimes refer to Express Scripts singularly as the party soliciting proxies in connection herewith). Express Scripts is furnishing this supplement and the enclosed GOLD proxy card in connection with Express Scripts’ solicitation of proxies to be used at a special meeting (the “Special Meeting”) of stockholders of Caremark Rx, Inc., a Delaware corporation (“Caremark”), which is currently scheduled to be held on March 16, 2007 at 8:30 a.m., Central Time, at the offices of Waller Lansden Dortch & Davis, located at Nashville City Center, 511 Union Street, Suite 2700, Nashville, Tennessee 37219, and at any adjournments, postponements or reschedulings thereof. This supplement and the enclosed GOLD proxy card are first being mailed to Caremark’s stockholders on or about March 10, 2007.

Express Scripts is soliciting proxies from holders of shares of common stock, par value $0.001 per share (the “Shares”), of Caremark to vote “AGAINST” the proposal to adopt the Agreement and Plan of Merger, dated as of November 1, 2006, as amended by Amendment No. 1 to the Agreement and Plan of Merger dated January 16, 2007, among CVS Corporation (“CVS”), Caremark and Twain MergerSub Corp. (as the same may be amended, the “CVS Merger Agreement”) and to approve the merger of Caremark with and into Twain MergerSub LLC, a wholly-owned subsidiary of CVS that was formed for the purpose of the merger, with Twain MergerSub LLC surviving the merger and remaining a wholly-owned subsidiary of CVS (the “Proposed CVS Merger”).

On January 16, 2007, we commenced an exchange offer for all of the outstanding Shares (the “Offer”). This supplement describes certain amendments to the offer made since we mailed our original proxy statement on January 24, 2007 and updates the background events relating to our solicitation as well as information regarding the Proposed CVS Merger.

Enclosed is a duplicate GOLD proxy card for the Special Meeting. The GOLD proxy card that accompanied our original proxy statement dated January 24, 2007 and other mailings will remain valid. If you already returned a validly executed proxy card, your votes will be recorded unless you submit a subsequent proxy or you otherwise revoke your prior proxy. If you have not voted or wish to change your vote, please mark, date and execute the enclosed GOLD proxy card and mail it promptly in the enclosed envelope.

We recognize that time is short before the upcoming Special Meeting and if you have not yet voted or wish to change your vote, we urge you to vote by phone or through the internet as directed on the GOLD proxy card.

Except as described in this supplement, the information we provided in our proxy statement previously mailed to you continues to apply, and this supplement should be read in conjunction with the original proxy statement. To the extent information in this supplement differs from, updates or conflicts with information in the original proxy statement, the information in this supplement is more current. If you need another copy of the original proxy statement, please contact our proxy solicitor, Mackenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, at (800) 322-2885 or by email at expressscripts@mackenziepartners.com.

EXPRESS SCRIPTS’ OFFER TO ACQUIRE ALL OF THE OUTSTANDING SHARES OF CAREMARK COMMON STOCK IS THE SUBJECT OF A REGISTRATION STATEMENT ON FORM S-4 (WHICH CONTAINS A PROSPECTUS/OFFER TO EXCHANGE WHICH WAS PREVIOUSLY MAILED TO CAREMARK STOCKHOLDERS ON JANUARY 16, 2007) THAT WAS LAST AMENDED ON FEBRUARY 6, 2007 (THE “REGISTRATION STATEMENT”). EXPRESS SCRIPTS INTENDS TO FILE AN AMENDMENT TO THE REGISTRATION STATEMENT REFLECTING ADDITIONAL AMENDMENTS TO THE OFFER AS PROMPTLY AS PRACTICABLE. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THIS REGISTRATION STATEMENT, ALL OTHER APPLICABLE DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS THERETO IF AND WHEN THEY BECOME AVAILABLE BECAUSE EACH CONTAINS OR WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF ANY DOCUMENTS FILED BY EXPRESS SCRIPTS WITH THE SEC AT THE SEC’S WEBSITE (www.sec.gov) OR BY DIRECTING SUCH REQUESTS TO MACKENZIE PARTNERS, INC. (AT THE ADDRESS PROVIDED IN THE PARAGRAPH ABOVE).

AMENDMENTS TO EXPRESS SCRIPTS’ OFFER

On March 7, 2007, Express Scripts announced that it was amending the Offer to increase the amount of cash to be paid to Caremark stockholders. As a result, Caremark stockholders who properly tender Shares in the offer and whose Shares are accepted for exchange and exchanged in the Offer will receive:

•	$29.25 in cash, less any applicable withholding taxes and without interest;

•	0.426 shares of Express Scripts common stock; and

•	an additional $0.00481 in cash per day, less any applicable withholding taxes and without interest, commencing on April 1, 2007 until the earlier of (A) the Express Scripts’ acceptance for exchange of shares of Caremark common stock in the exchange offer or (B) forty-five (45) days following the later of (i) expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or (ii) if applicable, termination or expiration of any agreement with the Federal Trade Commission (the “FTC”) not to accept Shares for exchange in the Offer.

The last day the additional cash consideration will accrue on the Shares will (1) in the case of clause (B), include the forty-fifth (45th) day following the date of such applicable expiration or termination and (2) in the case of clause (A), will include the expiration date. The additional cash consideration is conditioned upon acceptance of Shares for exchange in the Offer and will be paid at the same time as the other consideration paid in the Offer. Express Scripts intends promptly to amend the Registration Statement and to mail an amended and restated prospectus/offer to exchange to Caremark stockholders reflecting the revised terms of the Offer.

The Offer is currently scheduled to expire at 12:00 midnight on March 16, 2007. Express Scripts intends to extend the expiration date of the Offer to allow for a period of at least ten business days following mailing of the amended and restated prospectus/offer to exchange to Caremark stockholders.

UPDATE TO BACKGROUND OF THE SOLICITATION

On January 24, 2007, Caremark filed a Solicitation/Recommendation Statement on Schedule 14D-9 reporting that Caremark’s board had met on January 24, 2007 and determined to unanimously recommend that Caremark stockholders reject the Offer and not tender Shares to us.

On January 26, 2007, Caremark filed an amended Solicitation/Recommendation Statement on Schedule 14D-9.

On January 31, 2007, Express Scripts announced that it intended voluntarily to withdraw, and on February 2, 2007 it voluntarily withdrew, the required notification and report form with respect to the offer and second-step merger filed with the FTC and Antitrust Division of the Department of Justice (the “Antitrust Division”).

On February 6, 2007, Express Scripts re-filed the required notification and report form with the FTC and Antitrust Division.

On the afternoon of February 9, 2006, Express Scripts delivered the following letter to Caremark’s board:

February 9, 2007

Board of Directors
Caremark Rx, Inc.
211 Commerce Street, Suite 800
Nashville, Tennessee 37201

Ladies and Gentlemen:

Since our initial proposal to you more than seven weeks ago, setting out the terms of our proposed acquisition of Caremark Rx, Inc., Caremark stockholders and the marketplace as a whole have demonstrated their strong support for our offer. It clearly provides Caremark stockholders with superior value to the proposed acquisition of Caremark by CVS Corporation.

We feel that it is time to sit down and discuss our superior proposal to acquire Caremark. We are ready, willing and able to commence confirmatory due diligence immediately, and with your cooperation should be able to complete the process in a few weeks. It is time to level the playing field and negotiate a transaction that would create superior value and benefits for our respective stockholders, plan sponsors and patients.

Over the past weeks, we have had the opportunity to meet with many of your stockholders across the country as we explained the benefits of an Express Scripts/Caremark combination to stockholders, plan sponsors and patients. We have also met with many of our stockholders. The consensus has been clear — Caremark and Express Scripts stockholders have clearly stated their desire to see Caremark and Express Scripts sit down at the table and talk.

In light of this, it is not too late to begin discussions regarding our offer, nor is it necessary to bring the CVS proposal to a vote of your stockholders on February 20th 2007. We do not believe that rushing your stockholders to a vote on such an important question is in the best interests of your Board or your stockholders. In any case, we strongly believe that there will be only one result at this meeting — the rejection of the CVS transaction by Caremark’s stockholders.

Let me reiterate that we and our advisors are ready to meet with you and your advisors at any time to discuss our offer and to answer any questions you or they may have. We look forward to hearing from you so that we can promptly begin working together to bring about the best outcome for our respective stockholders.

Sincerely,

/s/  George Paz
George Paz
President, Chief Executive Officer
and Chairman of the Board

On February 9, 2007 and February 12, 2007, four investment advisory groups, including Institutional Shareholder Services and CtW Investment Group, recommended that Caremark stockholders vote against the Proposed CVS Merger.

On February 12, 2007, Caremark filed a current report on Form 8-K providing an update and supplemental disclosures to the CVS/Caremark S-4. Many of the disclosures in Caremark’s Form 8-K related to events and matters existing or known on January 18, 2007, the day CVS and Caremark mailed the joint proxy/prospectus contained within the CVS/Caremark S-4 to their respective stockholders.

On February 13, 2007, Express Scripts extended the expiration date of the Offer to March 16, 2007.

On February 13, 2007, CVS and Caremark issued a joint press release announcing that they had increased the special one time cash dividend payable to Caremark stockholders following the consummation of the Proposed CVS Merger by $4.00 to $6.00 per Share.

Also on February 13, 2007, the Delaware Court of Chancery issued an order enjoining any stockholder vote concerning a merger between Caremark and any other party until at least March 9, 2007 because of the materiality of the disclosures made by Caremark in its February 12, 2007 Form 8-K and the fact that timing of these disclosures was precariously close to Caremark stockholders’ scheduled vote on the Proposed CVS Merger. Following this ruling, Caremark and CVS each put out press releases announcing that they would be postponing their respective meetings to approve the Proposed CVS Merger and would inform stockholders as promptly as possible regarding the new date for each meeting.

On February 23, 2007, the Delaware Court of Chancery issued an order enjoining the Caremark stockholder meeting for at least twenty days following Caremark’s delivery to the Caremark stockholders of proper disclosure regarding their right to seek appraisal in the Proposed CVS Merger and the structure of the contingent fees payable to Caremark’s investment bankers. The Court of Chancery declined, in the context of a motion for preliminary injunction, to address the merits of the $675 million termination fee and other deal protection provisions contained in the CVS Merger Agreement on the grounds that the availability of both a fully informed stockholder vote and appraisal rights served as a basis of protection for stockholders, but noted that the availability of appraisal rights would not excuse any violations of fiduciary duties under Delaware law.

On February 24, 2007, Caremark mailed a proxy supplement to its stockholders which contained supplemental disclosures regarding the contingent fees payable to its investment bankers and its stockholders’ right to appraisal under Delaware law in connection with the Proposed CVS Merger. The proxy supplement also gave notice that Caremark would hold its special meeting of stockholders to vote on the Proposed CVS Merger on March 16, 2007.

On February 26, 2007, CVS issued a press release announcing that, on February 23, 2007, it had adjourned its special meeting of stockholders to approve the Proposed CVS Merger to March 9, 2007. CVS also stated that it intended to re-adjourn the meeting to a later date in March and would inform stockholders of the new meeting date as promptly as possible.

On February 28, 2007, Express Scripts sent a letter to the Delaware Court of Chancery to bring to the Court’s attention various alleged violations by Caremark of the injunction order entered on February 23, 2007. Following a conference with the Court on March 1, 2007, Express Scripts filed a motion with the Court to enforce the injunction ordered on February 23, 2007. Among other things, Express Scripts sought an order from the Delaware Court of Chancery enforcing its order that Caremark not hold its special meeting of stockholders to approve the proposed CVS merger for at least twenty days after Caremark provides its stockholders with corrected and proper disclosures because Caremark had not properly cured the disclosure deficiencies identified by the Court.

Also on February 28, 2007, Express Scripts filed an application for leave to pursue an interlocutory appeal with the Delaware Court of Chancery with regard to the decision rendered by the Court on February 23, 2007. On March 1, 2007, Express Scripts filed a motion for injunction of the Caremark stockholders meeting pending decision on its application to pursue an interlocutory appeal.

On March 6, 2007, certain Caremark stockholders filed a motion in the Delaware Court of Chancery requesting that the Special Meeting scheduled for March 16, 2007 be delayed and that Caremark be held in contempt of the Court’s February 23, 2007 order.

On March 7, 2007, the Court of Chancery denied Express Scripts’ motion for leave to pursue an interlocutory appeal and for an injunction pending such appeal, as well as Express Scripts’ March 1, 2007 motion to enforce the injunction ordered on February 23, 2007. The Court also denied the motion for contempt filed by the other Caremark stockholder plaintiffs.

Later in the afternoon on March 7, 2007, prior to the expiration of the waiting period under the HSR Act, Express Scripts announced that it expected that it would receive a request for additional information, commonly referred to as a second request, from the FTC and that it was amending the Offer to increase the amount of cash to be paid to Caremark stockholders whose shares are accepted for exchange in the Offer. Immediately prior to its announcement, Express Scripts delivered the following letter to the Caremark’s board:

March 7, 2007

Board of Directors
Caremark Rx, Inc.
211 Commerce Street, Suite 800
Nashville, Tennessee 37201

Ladies and Gentlemen:

We remain committed to effecting a combination of our respective businesses, and we remain steadfast that we can close the transaction no later than the third quarter of 2007. In this regard, our board of directors has authorized an increase to the cash portion of our offer of an additional $0.00481 in cash per day. This represents an increase to our offer of approximately 6% per annum on the $29.25 cash portion of our offer. This increased cash consideration will accrue commencing on April 1, 2007 through the closing of the acquisition of Caremark by Express Scripts, or 45 days after Express Scripts receives

Federal Trade Commission approval of the transaction, whichever comes first. This additional cash consideration will be paid to Caremark stockholders upon the acquisition of Caremark.

In light of the observations made by the Delaware Court of Chancery regarding Caremark’s process, we continue to believe that it is time, for the sake of your stockholders, that we sit down and talk. It is time that you acknowledge the undeniable merits of a horizontal PBM transaction. This course is in the best interests of your stockholders. We also firmly believe that our respective stockholders, the market and plan sponsors and patients want to see us talking and moving forward as a combined stand-alone PBM.

As I have said before, we and our advisors are ready to meet with you and your advisors to discuss our offer and to begin confirmatory due diligence immediately, a process that, with your cooperation, we should be able to complete very quickly. In this regard, we remain willing to sign a confidentiality agreement and, concurrently with the due diligence process, negotiate a merger agreement with you. I also want to be clear that if we were able to identify additional value during due diligence, including if we determine that there are greater net synergies beyond what we have reflected in our analysis thus far, it could result in an increase to our offer price.

It has been and remains an unwavering truth that the Express Scripts offer is in the best interests of Caremark stockholders — it offers them better value and is predicated on a model with proven strategic rationale. We have repeatedly cited stockholder affirmation of our position, and indeed, the market has consistently valued our offer higher than the CVS offer.

The future of our combined companies would be bright and our respective stockholders, plan sponsors and patients would thank us for the value we would create and the benefits we would offer.

Sincerely,

/s/  George Paz
George Paz
President, Chief Executive Officer
and Chairman of the Board

On March 8, 2007, CVS issued a press release announcing that CVS and Caremark had agreed to increase the special one time cash dividend payable to Caremark stockholders following the consummation of the Proposed CVS Merger to $7.50 per Share. CVS also announced its intention to commence a cash tender offer for 150 million of its shares of common stock at a price of $35 per share following successful consummation of the Proposed CVS Merger.

Also on March 8, 2007, Express Scripts received a second request from the FTC.

OTHER DEVELOPMENTS

Antitrust Matters

On March 7, 2007, prior to the expiration of the waiting period under the HSR Act, Express Scripts announced that it expected that it would receive a request for additional information, commonly referred to as a second request, from the FTC. On March 8, 2007, Express Scripts received a second request from the FTC.

Delaware Litigation

On February 23, 2006, the Delaware Court of Chancery issued an opinion ruling that Caremark stockholders were entitled to appraisal pursuant to Section 262 of the General Corporation Law of the State of Delaware. In connection with its ruling, the Court enjoined any vote of Caremark stockholders with respect to the Proposed CVS Merger for at least twenty days after Caremark properly disclosed to Caremark stockholders (a) their right to seek appraisal under Delaware law and (b) the structure of the contingent fees paid to Caremark’s investment bankers. The Court declined, in the context of a motion for preliminary injunction, to invalidate any of the deal protection provisions contained in the Caremark/CVS merger agreement and did not issue a broader preliminary injunction delaying the meeting of Caremark stockholders altogether.

Following Caremark’s mailing of limited supplemental disclosures to its stockholders on February 24, 2007, on February 28, 2007, Express Scripts sent a letter to the Delaware Court of Chancery to bring to the Court’s attention various alleged violations by Caremark of the injunction order entered on February 23, 2007. Following a conference with the Court on March 1, 2007, Express Scripts filed a motion with the Court to enforce the injunction ordered on February 23, 2007. Among other things, Express Scripts sought an order from the Delaware Court of Chancery enforcing its order that Caremark not hold its special meeting of stockholders to approve the Proposed CVS Merger for at least twenty days after Caremark provides its stockholders with corrected and proper disclosures.

Also on February 28, 2007, Express Scripts filed an application for leave to pursue an interlocutory appeal with the Delaware Court of Chancery with regard to the decision rendered by the Court on February 23, 2007. On March 1, 2007, Express Scripts filed a motion for injunction of the Caremark stockholders meeting pending decision on its application to pursue an interlocutory appeal.

On March 6, 2007, certain Caremark stockholders filed a motion in the Delaware Court of Chancery requesting that the Special Meeting scheduled for March 16, 2007 be delayed and that Caremark be held in contempt of the Court’s February 23, 2007 order.

On March 7, 2007, the Court of Chancery denied Express Scripts’ motion for leave to pursue an interlocutory appeal and for an injunction pending such appeal, as well as Express Scripts’ March 1, 2007 motion to enforce the injunction ordered on February 23, 2007. The Court also denied the motion for contempt filed by the other Caremark stockholder plaintiffs.

Tennessee Litigation

Several state court and federal court actions are pending in Tennessee against Caremark and its directors alleging improprieties arising from the Proposed CVS Merger. Those actions have, in general, been stayed by those Tennessee courts in deference to the pending action before the Delaware Court of Chancery wherein similar allegations are being made.

There is an additional consolidated class action pending in the Tennessee State Circuit Court in which the plaintiffs are alleging wrongful backdating of stock options by Caremark officers and directors, said action seeking to impose personal liability upon those officers and directors for damages arising from the alleged backdating activity. In that action, In re: Caremark Rx, Inc. Stock Option Litigation, amended pleadings have been filed. On February 23, 2007, the Tennessee State Circuit Court ordered that the parties preserve all documents and information and that all matters be held in abeyance until further report from the parties concerning coordination with other similar lawsuits. Such report is scheduled for March 12, 2007. In a similar action in the United States District Court for the Middle District of Tennessee, In Re: Caremark Rx, Inc. Derivative Litigation, on March 5, 2007, the District Court entered orders of dismissal without prejudice after the plaintiffs in that case acknowledged that the Tennessee State Circuit Court action protected their interests.

AMENDMENTS TO THE PROPOSED CVS MERGER

On February 13, 2007, CVS and Caremark issued a joint press release announcing that they had increased the special one time cash dividend payable to Caremark stockholders following the consummation of the Proposed CVS Merger by $4.00 to $6.00 per Share. On March 8, 2007, CVS issued a press release announcing that CVS and Caremark had agreed to increase the special one time cash dividend payable to Caremark stockholders following the consummation of the Proposed CVS Merger to $7.50 per Share. Therefore, if the Proposed CVS Merger were to be consummated, Caremark stockholders would be entitled to receive 1.670 shares of CVS common stock and a $7.50 special cash dividend payable after the consummation of the Proposed CVS Merger. Also on March 8, 2007, CVS announced its intention to commence a cash tender offer for 150 million of its shares of common stock at a price of $35 per share following successful consummation of the Proposed CVS Merger.

Additionally, on February 23, 2007, the Delaware Court of Chancery issued a ruling that Caremark stockholders were entitled to appraisal for their Shares in connection with the Proposed CVS Merger pursuant to Section 262 of the General Corporation Law of the State of Delaware. Caremark mailed a proxy supplement to Caremark stockholders on February 24, 2007 which notified Caremark stockholders of the Court’s ruling regarding appraisal rights.

OTHER PROPOSALS

In addition to soliciting proxies to approve the Proposed CVS Merger, Caremark’s Board is also soliciting proxies for the Special Meeting for a proposal to approve any adjournment or postponement of the Special Meeting, including, if necessary, to solicit additional proxies in favor of the adoption of the CVS Merger Agreement and the approval of the Proposed CVS Merger if there are not sufficient votes for that proposal (the “Adjournment Proposal”). Because the Adjournment Proposal is designed to facilitate the approval of the Proposed CVS Merger, Express Scripts recommends voting “AGAINST” the Adjournment Proposal in addition to voting “AGAINST” the Proposed CVS Merger.

YOU CAN CAST YOUR VOTE WITH RESPECT TO ALL PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING ON OUR GOLD PROXY CARD. THEREFORE, THERE IS NO NEED TO VOTE ON CAREMARK’S PROXY CARD.

Other than as set forth above, Express Scripts is not currently aware of any other proposals to be brought before the Special Meeting. Should other proposals be brought before the Special Meeting, the persons named on the GOLD proxy card will abstain from voting on such proposals unless such proposals adversely affect the interests of Express Scripts as determined by Express Scripts in its sole discretion, in which event such persons will vote on such proposals in their discretion.

FORWARD-LOOKING STATEMENTS

This supplement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our various underlying assumptions and expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Although we believe these assumptions are reasonable, we cannot assure you that they will prove correct. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results. Further, we undertake no obligation to update forward-looking statements after the date they are made or to conform the statements to actual results or changes in our expectations.

The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements, including, but not limited to, global economic and political conditions; volatility in the financial markets; uncertainties associated with our acquisitions, which include integration risks and costs, uncertainties associated with client retention and repricing of client contracts, and uncertainties associated with the operations of acquired businesses; costs and uncertainties of adverse results in litigation, including a number of pending class action cases that challenge certain of our business practices; investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney office in Boston, and by other regulatory agencies including the Department of Labor, and various state attorneys general; changes in average wholesale prices (“AWP”), which could reduce prices and margins, including the impact of a proposed settlement in a class action case involving First DataBank, an AWP reporting service; uncertainties regarding the implementation of the Medicare Part D prescription drug benefit, including the financial impact to us to the extent that we participate in the program on a risk-bearing basis, uncertainties of client or member losses to other providers under Medicare Part D, and increased regulatory risk; uncertainties associated with U.S. Centers for Medicare & Medicaid’s (“CMS”) implementation of the Medicare Part B Competitive Acquisition Program (“CAP”), including the potential loss of clients/revenues to providers choosing to participate in the CAP; our ability to maintain growth rates, or to control operating or capital costs; continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers; competition in the PBM and specialty pharmacy industries, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers; results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations; increased compliance relating to our contracts with the DoD TRICARE Management Activity and various state governments and agencies; the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers or interruption of the supply of any pharmaceutical products; the possible loss, or adverse modification of the terms, of contracts with pharmacies in our retail pharmacy network; the use and protection of the intellectual property we use in our business; our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements; our ability to continue to develop new products, services and delivery channels; general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs; increase in credit risk relative to our clients due to adverse economic trends; our ability to attract and retain qualified personnel; Express Scripts and Caremark may not enter into any definitive agreement with respect to the proposed transaction; required regulatory approvals may not be obtained in a timely manner, if at all; the proposed transaction may not be consummated; the anticipated benefits of the proposed transaction may not be realized; the integration of Caremark’s operations with Express Scripts may be materially delayed or may be more costly or difficult than expected; the proposed transaction would materially increase leverage and debt service obligations, including the effect of certain covenants in any new borrowing agreements; events which may be subject to circumstances beyond our control; and other risks described from time to time in our filings with the SEC.

OTHER INFORMATION

The information concerning Caremark and the Proposed CVS Merger contained herein has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although Express Scripts has no knowledge that would indicate that statements relating to Caremark or the CVS Merger Agreement contained in this supplement, in reliance upon publicly available information, are inaccurate or incomplete, to date it has not had access to the full books and records of Caremark, was not involved in the preparation of such information and statements and is not in a position to verify any such information or statements. Accordingly, Express Scripts does not take any responsibility for the accuracy or completeness of such information or for any failure by Caremark to disclose events that may have occurred and may affect the significance or accuracy of any such information.

Pursuant to Rule 14a-5 promulgated under the Exchange Act, reference is made to the joint proxy statement/prospectus included in the CVS/Caremark S-4 for information concerning the CVS Merger Agreement, the Proposed CVS Merger, financial information regarding CVS, Caremark and the proposed combination of CVS and Caremark, the proposals to be voted upon at the Special Meeting, the Shares, the beneficial ownership of Shares by the principal holders thereof, other information concerning Caremark’s management, the procedures for submitting proposals for consideration at the next annual meeting of stockholders of Caremark and certain other matters regarding Caremark and the Special Meeting. Express Scripts assumes no responsibility for the accuracy or completeness of any such information.

Except as described herein, Express Scripts is not aware of any other matter to be considered at the Special Meeting. Should other proposals be brought before the Special Meeting, the persons named on the GOLD proxy card will abstain from voting on such proposals unless such proposals adversely affect the interests of Express Scripts as determined by Express Scripts in its sole discretion, in which event such persons will vote on such proposals in their discretion.

WE URGE YOU NOT TO RETURN ANY PROXY CARD YOU RECEIVE FROM CAREMARK. EVEN IF YOU PREVIOUSLY HAVE SUBMITTED A PROXY CARD FURNISHED BY CAREMARK, IT IS NOT TOO LATE TO CHANGE YOUR VOTE BY SIMPLY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD TODAY. THEREFORE, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED GOLD PROXY CARD TO US.

WHETHER OR NOT YOU INTEND TO ATTEND THE SPECIAL MEETING, YOUR PROMPT ACTION IS IMPORTANT. MAKE YOUR VIEWS CLEAR TO CAREMARK’S BOARD BY VOTING “AGAINST” EACH PROPOSAL AND SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD TODAY.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

EXPRESS SCRIPTS, INC.
March 9, 2007

IMPORTANT VOTING INFORMATION

1. If your Shares are held in your own name, please sign, date and return the enclosed GOLD proxy card to Express Scripts, Inc., care of MacKenzie Partners, Inc., in the postage-paid envelope provided. Because time is limited before the March 16, 1007 Special Meeting, we urge you to vote by phone or through the internet as directed on the GOLD proxy card.

2. If your Shares are held in “street-name,” only your broker or bank can vote your Shares and only upon receipt of your specific instructions. If your Shares are held in “street-name,” deliver the enclosed GOLD proxy card to your broker or bank or contact the person responsible for your account to vote on your behalf and to ensure that a GOLD proxy card is submitted on your behalf. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Express Scripts, Inc., care of MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, so that Express Scripts will be aware of all instructions given and can attempt to ensure that such instructions are followed.

3. Do not sign or return any WHITE proxy card you may receive from Caremark. If you have already submitted a WHITE proxy card, it is not too late to change your vote — simply sign, date and return the GOLD proxy card. Only your latest dated proxy will be counted.

4. If you already returned a validly executed proxy card, your votes will be recorded unless you submit a subsequent proxy or you otherwise revoke your prior proxy. If you have not voted or wish to change your vote, please mark, date and execute the enclosed GOLD proxy card and mail it promptly in the enclosed envelope.

5. Only Caremark’s stockholders of record on January 15, 2007 are entitled to vote at the Special Meeting. We urge each stockholder to ensure that the holder of record of his or her Share(s) signs, dates, and returns the enclosed GOLD proxy card as soon as possible.

If you have any questions or require any assistance in voting your Shares, please contact:

105 Madison Avenue
New York, New York 10016,
Call Collect: (212) 929-5500
or
Toll Free: at (800) 322-2885
Email: expressscripts@mackenziepartners.com

EXPRESS SCRIPTS’ OFFER TO ACQUIRE ALL OF THE OUTSTANDING SHARES OF CAREMARK COMMON STOCK IS THE SUBJECT OF A REGISTRATION STATEMENT ON FORM S-4 (WHICH CONTAINS A PROSPECTUS/OFFER TO EXCHANGE WHICH WAS PREVIOUSLY MAILED TO CAREMARK STOCKHOLDERS ON JANUARY 16, 2007) THAT WAS LAST AMENDED ON FEBRUARY 6, 2007 (THE “REGISTRATION STATEMENT”). EXPRESS SCRIPTS INTENDS TO FILE AN AMENDMENT TO THE REGISTRATION STATEMENT AS PROMPTLY AS PRACTICABLE. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THIS REGISTRATION STATEMENT, ALL OTHER APPLICABLE DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS THERETO IF AND WHEN THEY BECOME AVAILABLE BECAUSE EACH CONTAINS OR WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF ANY DOCUMENTS FILED BY EXPRESS SCRIPTS WITH THE SEC AT THE SEC’S WEBSITE (www.sec.gov) OR BY DIRECTING SUCH REQUESTS TO MACKENZIE PARTNERS, INC., 105 MADISON AVENUE, NEW YORK, NEW YORK 10016, AT 800-322-2885 OR BY EMAIL AT expressscripts@mackenziepartners.com.

EXPRESS SCRIPTS INTENDS TO FILE A PRELIMINARY PROXY STATEMENT WITH THE SEC RELATING TO A SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF CAREMARK WITH RESPECT TO ELECTING DIRECTORS AT CAREMARK’S 2007 ANNUAL MEETING OF STOCKHOLDERS

IN CONNECTION WITH THE SOLICITATION OF PROXIES FROM STOCKHOLDERS OF CAREMARK ENTITLED TO VOTE FOR THE ELECTION OF DIRECTORS TO ELECT FOUR EXPRESS SCRIPTS NOMINEES TO SERVE AS DIRECTORS OF CAREMARK. DETAILS REGARDING SUCH PROXY SOLICITATION, IF AND WHEN COMMENCED, WILL BE SET FORTH IN A DEFINITIVE PROXY STATEMENT FILED WITH THE SEC IN COMPLIANCE WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES PROMULGATED THEREUNDER. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND STOCKHOLDERS MAY OBTAIN A FREE COPY OF THE PRELIMINARY PROXY STATEMENT (WHEN AVAILABLE), THE DEFINITIVE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER RELEVANT DOCUMENTS FILED BY EXPRESS SCRIPTS AT THE SEC’S WEB SITE (www.sec.gov). THE DEFINITIVE PROXY STATEMENT (WHEN AVAILABLE) AND SUCH OTHER DOCUMENTS MAY ALSO BE OBTAINED FOR FREE FROM EXPRESS SCRIPTS BY DIRECTING SUCH REQUESTS TO MACKENZIE PARTNERS, INC., 105 MADISON AVENUE, NEW YORK, NEW YORK 10016, AT (212) 929-5500 (COLLECT) OR (800) 322-2885 (TOLL FREE) OR BY EMAIL AT expressscripts@mackenziepartners.com.

EXPRESS SCRIPTS, KEW AND THEIR RESPECTIVE DIRECTORS AND EXECUTIVE OFFICERS AND OTHER PERSONS MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM STOCKHOLDERS OF CAREMARK IN CONNECTION WITH THE PROXY SOLICITATION WITH RESPECT TO ELECTING DIRECTORS AT CAREMARK’S ANNUAL MEETING. INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF EXPRESS SCRIPTS AND KEW, OTHER EMPLOYEES OF EXPRESS SCRIPTS THAT ARE PARTICIPANTS IN SUCH SOLICITATION AND EXPRESS SCRIPTS’ NOMINEES TO CAREMARK’S BOARD WILL BE CONTAINED IN EXPRESS SCRIPTS’ DEFINITIVE PROXY STATEMENT WITH RESPECT TO ELECTING DIRECTORS AT CAREMARK’S ANNUAL MEETING. INVESTORS MAY OBTAIN ADDITIONAL INFORMATION REGARDING THE INTERESTS OF SUCH PARTICIPANTS, WHICH MAY BE DIFFERENT FROM THOSE OF CAREMARK’S STOCKHOLDERS GENERALLY, BY READING THE DEFINITIVE PROXY STATEMENT WITH RESPECT TO ELECTING DIRECTORS AT CAREMARK’S ANNUAL MEETING AND OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE. EXPRESS SCRIPTS ALSO FILED ADDITIONAL INFORMATION CONCERNING THESE PARTICIPANTS ON A SCHEDULE 14A PURSUANT TO RULE 14a-12 ON JANUARY 9, 2007.

IMPORTANT:
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN
THE ENCLOSED ENVELOPE

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL
CAREMARK RX, INC.
FORM OF GOLD PROXY
SOLICITATION BY EXPRESS SCRIPTS, INC.
IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF CAREMARK RX, INC.

The undersigned, a holder of record of shares of common stock, par value $0.001 per share (the “Shares”), of Caremark Rx, Inc. (the “Company”) acknowledges receipt of the Proxy Statement of Express Scripts, Inc., dated January 24, 2007, and the undersigned revokes all prior proxies delivered in connection with the Special Meeting of Stockholders of the Company to approve the Agreement and Plan of Merger, dated as of November 1, 2006, by and among CVS Corporation, the Company and Twain MergerSub L.L.C., as amended by Amendment No. 1, dated January 16, 2007 (as amended, the “CVS Merger Agreement”) and all other matters related to the CVS Merger Agreement including those set forth below and appoints Thomas M. Boudreau, Daniel H. Burch and Mark H. Harnett and, or each of them, with full power of substitution, proxies for the undersigned to vote all Shares of the Company which the undersigned would be entitled to vote at the Special Meeting and any adjournments, postponements or reschedulings thereof, and instructs said proxies to vote as follows.

EXCEPT AS PROVIDED HEREIN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE AND YOU HAVE SIGNED AND DATED THIS PROXY CARD, THIS PROXY WILL BE VOTED “AGAINST” EACH OF THE PROPOSALS. THIS PROXY WILL REVOKE (OR BE USED BY THE PROXIES TO REVOKE) ANY PRIOR PROXY DELIVERED IN CONNECTION WITH THE PROPOSALS LISTED BELOW TO THE EXTENT IT IS VOTED AT THE SPECIAL MEETING AS STIPULATED BELOW.

BY EXECUTING THE GOLD CARD YOU ARE AUTHORIZING THE PERSONS NAMED AS PROXIES TO REVOKE ALL PRIOR PROXIES ON YOUR BEHALF.

(continued and to be signed and dated on reverse)

EXPRESS SCRIPTS, INC
PROXY VOTING INSTRUCTIONS

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all shares of Common Stock of Caremark Rx, Inc. that you are entitled to vote.

Please consider the issues discussed in the proxy statement and cast your vote:

Via Internet Accessing the World Wide Web site http://www.cesvote.com and follow the instructions to vote via the internet.

By Phone
Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-888-693-8683 and follow the instructions. When you are finished voting, your vote will be confirmed, and the call will end.

By Mail Completing, dating, signing and mailing the GOLD proxy card in the postage-paid envelope included with the proxy statement.

You will need the control number printed at the top of this instruction card to vote by phone or via the internet. If you do so, you do not need to mail in your proxy card.

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL

EXPRESS SCRIPTS STRONGLY RECOMMENDS A VOTE “AGAINST” EACH OF THE FOLLOWING PROPOSALS.

1.	To adopt the Agreement and Plan of Merger, dated as of November 1, 2006, by and among CVS Corporation, the Company and Twain MergerSub L.L.C., as amended by Amendment No. 1, dated January 16, 2007 (as amended, the “CVS Merger Agreement”) and to approve the merger of the Company with and into Twain MergerSub L.L.C., a wholly-owned subsidiary of CVS Corporation, pursuant to the terms of the CVS Merger Agreement (the “Proposed CVS Merger”).

☐ AGAINST       ☐ ABSTAIN       ☐ FOR

2.	To approve any adjournment or postponement of the Special Meeting, including if necessary, to solicit additional proxies in favor of the adoption of the CVS Merger Agreement and the approval of the Proposed CVS Merger.

☐ AGAINST       ☐ ABSTAIN       ☐ FOR

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS, POSTPONEMENTS OR RESCHEDULINGS THEREOF ON BEHALF OF THE UNDERSIGNED.

Dated: _ _, 2007

Signature of Stockholder

Signature of Stockholder (if held jointly)

Please sign exactly as your name or names appear hereon. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.